                                                                    EXHIBIT 99.2


                             SENECA INVESTMENTS LLC
                               437 MADISON AVENUE
                                  THIRD FLOOR
                            NEW YORK, NEW YORK 10022

                               September 18, 2001

Organic, Inc.
601 Townsend Street
San Francisco, California 94103

Ladies and Gentlemen:

We beneficially own 22.2% of Organic, Inc.'s common shares and have entered into an agreement to acquire an additional 58.7% of the outstanding shares. The ultimate amount payable for the additional shares is calculated under an earn-out structure. Under this structure, a payment totalling about $5.9 million would be made at the closing, an additional $10.0 million payment would subsequently be made if certain conditions are met and additional payments, if any, would depend on substantial improvements in the Company's result of operations through December 31, 2006. If we have not acquired at least 90% of all then-outstanding Organic shares within a year of the share purchase closing, we have the right to elect not to make the $10.0 million payment and adjust the earn-out amount otherwise payable.

We propose to acquire the 16.8 million shares held by other stockholders for $0.33 per share. Payment for these shares would be made in cash at closing and would not be dependent on improvements in the Company's future results of operations.

The completion of the transaction would be subject to participation in the transaction by the holders of at least half of Organic shares not owned by us or under contract to be purchased by us, the closing of the purchase of the shares now under contract, documentation satisfactory to us of changes relating to the Company's San Francisco office lease to which we understand the Company and its landlord have agreed in principle, the absence of any Company material adverse change or material defaults by the Company and other customary conditions for a transaction of this type.

We are, of course, willing to meet with you to explain the basis for our proposal at your convenience.

Very truly yours,


/s/  MICHAEL TIERNEY
------------------------------
Michael Tierney
Chief Executive Officer